STOCK SUBSCRIPTION

DATED: _______________


SECTION 1. SUBSCRIPTION

     The undersigned hereby subscribes to ______ shares of common stock (Shares) of Trading Solutions, Inc., a Nevada corporation (Corporation) and agrees to transfer to the Corporation in consideration for the Shares cash in the amount of $______.


SECTION 2. PAYMENT OF CONSIDERATION

     The consideration for the Shares shall be paid to the Corporation upon the acceptance of this subscription and a call for payment of consideration. After payment of the consideration, a certificate for the Shares shall be issued to the undersigned as fully paid and nonassessable.

_____________________________
[Signature]


     The foregoing Stock Subscription is hereby accepted by Trading Solutions, Inc.


DATED:___________________

_________________________________
[Signature]

Title: ____________________________